                                                                  EXHIBIT 99.3.1

                         [LETTERHEAD OF PAUL HASTINGS]


November 26, 2002

Charles Schwab & Co., Inc.
101 Montgomery Street
San Francisco, California 94104

Re:    Schwab Trusts, Schwab Ten Trust, 2002 Series C
       ----------------------------------------------

Dear Sirs:

We have acted as special counsel for Charles Schwab & Co., Inc., as Depositor, Sponsor and Principal Underwriter (the "Depositor") of Schwab Trusts, Schwab Ten Trust, 2002 Series C (the "Trust") in connection with the issuance by the Trust of units of fractional undivided interest (the "Units") in the Trust. Pursuant to the Trust Agreements referred to below, the Depositor has transferred to the Trust certain securities and contracts to purchase certain securities together with an irrevocable letter of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreements. (All securities to be acquired by the Trust are collectively referred to as the "Securities").

In connection with our representation, we have examined copies of the following documents relating to the creation of the Trust and the issuance and sale of the
Units: (a) the Trust Indenture and Agreement dated June 19, 2001, and related Reference Trust Agreement of even date herewith, relating to the Trust (collectively the "Trust Agreements") between the Depositor, and The Bank of New York, as Trustee; (b) the Notification of Registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (c) the Registration Statement on Form S-6 (Registration No. 333-100626) filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the "Registration Statement"); (d) the proposed form of final Prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission this day; (e) resolutions of the Board of Directors of Charles

Charles Schwab & Co., Inc.
November 26, 2002
Page 2


Schwab & Co., Inc. authorizing the execution and delivery by the Depositor of the Trust Agreements and the consummation of the transactions contemplated thereby; (f) the Restated Articles of Incorporation, the Certificate of Amendment of Articles of Incorporation and the Amended and Restated Bylaws of Charles Schwab & Co., Inc.; and (g) a certificate of an authorized officer of the Board of Directors of Charles Schwab & Co., Inc. with respect to certain factual matters contained therein.

We have examined the Order of Exemption from certain provisions of Section 12(d)(3) of the 1940 Act, filed on behalf of Investec Ernst & Company, The Pinnacle Family of Trusts, Schwab Trusts, Equity Securities Trust and EST Symphony Trust, and certain other future unit investment trusts sponsored by Investec Ernst & Company granted on September 12, 2001. In addition, we have examined the Order of Exemption from certain provisions of Sections 2(a)(32), 2(a)(35), 22(d) and 26(a)(2) of the 1940 Act and Rule 22C-1 thereunder, Sections 11(a) and 11(c) of the 1940 Act, and Section 17(a) of the 1940 Act, filed on behalf of Investec Ernst & Company, EST Symphony Trust, The Pinnacle Family of Trusts, Equity Securities Trust, Mortgage Securities Trust, Municipal Securities Trust (including Insured Municipal Securities Trust), New York Municipal Trust, A Corporate Trust, Schwab Trusts, any future registered unit investment trust sponsored or co-sponsored by Investec Ernst & Company or any entity controlled by or under common control with Investec (the future trusts, together with the above-specified trusts, the "Trusts") and any presently outstanding or subsequently issued series of the Trusts granted on April 24, 2002.

We have not reviewed the financial statements, compilation of the Securities held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus.

In addition, we have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

Charles Schwab & Co., Inc.
November 26, 2002
Page 3


We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal and California corporate law.

Based exclusively on the foregoing, we are of the opinion that under existing law:

1. The Trust Agreements have been duly authorized and entered into by an authorized officer of the Depositor and is a valid and binding obligation of the Depositor in accordance with their respective terms.

2. The registration of the Units on the registration books of the Trust by the Trustee has been duly authorized by the Depositor in accordance with the provisions of the Trust Agreements and issued for the consideration contemplated therein, will constitute fractional undivided interests in the Trust, will be entitled to the benefits of the Trust Agreements, and will conform in all material respects to the description thereof contained in the Prospectus. Upon payment of the consideration for the Units as provided in the Trust Agreements and the Registration Statement, the Units will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings "Tax Status" and "Legal Opinions." We authorize you to deliver copies of this opinion to the Trustee and the Trustee may rely on this opinion as fully and to the same extent as if it had been addressed to it.

This opinion is intended solely for the benefit of the addressee and the Trustee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

Very truly yours,


/s/ Paul, Hastings, Janofsky & Walker LLP
-----------------------------------------
Paul, Hastings, Janofsky & Walker LLP